Exhibit 99

Amerityre and Qingdao Qizhou Rubber Co., Ltd. Enter into License Agreement
Monday August 21, 8:00 am ET

Chinese Tire Manufacturer to Build Factory to Retread OTR tires with Polyurethane Treads

BOULDER CITY, Nev., Aug. 21 /PRNewswire-FirstCall/ -- Amerityre Corporation (Nasdaq: AMTY - News), a leading developer of polyurethane elastomer tire technologies, announced today that it has entered into a manufacturing license agreement with Qingdao Qizhou Rubber Co., Ltd., Qingdao, China. The agreement grants the Chinese company a license to initially manufacture polyurethane elastomer retreads for three large-size tires for mining applications, using Amerityre's innovative retreading process, in exchange for a $400,000 license fee payable over the next two years.

Qingdao Qizhou Rubber Co., Ltd. proposes to build a new factory next to its existing operations in the Mingcun Rubber Industrial Park located in Pingdu, China. Amerityre will sell and otherwise assist Qingdao Qizhou in obtaining the necessary equipment for the factory and supply the chemicals necessary to produce the polyurethane elastomer retreads. The parties estimate that it will take approximately 12 months to complete the factory, which is expected to have an annual retread capacity between 7,200 to 10,000 units, and which would use between 7.7 million and 16.5 million pounds of polyurethane elastomer material annually, based on the production mix.

"The increasing demand for natural resources by emerging countries has caused a global shortage of large OTR mining tires. There have been reports of mining equipment sitting idle, without tires," commented Ken Johnsen, Amerityre's recently appointed President. "We've been evaluating the scalability of our retreading technology in the OTR tire area and there is a substantial opportunity there. We believe our polyurethane retreading process can provide an economical and superior retreading solution. We're very pleased that Qingdao Qizhou has decided to take the initial lead in this area," he added.

About Qingdao Qizhou Rubber Co., Ltd.

Established in 1998, Qingdao Qizhou Rubber Co., Ltd. is located in Pingdu, Shangdon, China and has annual sales of approximately US$100M. Qizhou Rubber Co., Ltd. has 865 employees and manufactures agricultural, light truck, heavy truck and OTR tires for export to over 20 countries under the brand names Gold Wheel and Broadway.

About Amerityre

Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies. Amerityre's technologies are currently focused on four additional major tire segments: 1) retreads for medium commercial truck, industrial and off-the-road tires; 2) passenger car and light truck tires 3) special trailer tires with "run-flat" capabilities; and 4) solid industrial tires. Amerityre is commercializing its technologies through licensing agreements with strategic partners, co-development projects and the sale of equipment and its proprietary chemical formulations.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the benefits of Amerityre's license agreement with Qingdao Qizhou Rubber Co., Ltd. are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2005, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward- looking information.

Company Contact:

CCG Contact:

Elliott N. Taylor

Sean Collins, Senior Partner

entaylor@amerityre.com

(310) 477-9800

(702) 293-1930 x113